Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-4

SeeQC, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.0001	(1)	Other	6,434,293	$0.00	$0.00	0.0001381	$0.00

Total Offering Amounts:							$0.00		0.00
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$0.00

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Offering Note(s)

(1)	Consists of 6,434,293 shares of common stock, par value $0.0001 per share (“SEEQC Common Stock”) of SeeQC, Inc., a Delaware corporation (“SEEQC”) to be issued in connection with the Agreement and Plan of Merger (the “Merger Agreement”) by and among SeeQC, Allegro Merger Corp., a Delaware corporation (“Allegro”) and SEEQC Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of SEEQC, including 3,369,793 shares of SEEQC Common Stock to be issued upon the conversion of outstanding shares of common stock, par value $0.0001 per share, of Allegro, 1,532,250 shares of SEEQC Common Stock to be issued upon the conversion of outstanding rights of Allegro, and 1,532,250 shares of SEEQC Common Stock to be issued upon conversion of outstanding common stock purchase warrants of Allegro (the “Allegro Warrants”), assuming the approval by the Allegro warrant holders of the amendment to the Allegro Warrants. Pursuant to Rule 457(f)(2) promulgated under the Securities Act of 1933, as amended, and solely for purposes of calculating the registration fee, the proposed maximum aggregate offering price is estimated to be an amount equal to ($2,001,065.12), calculated as the product of (i) the 6,434,293 shares of SEEQC Common Stock to be issued in connection with the Merger Agreement and (ii) ($0.311), the book value of Allegro's common stock, par value $0.0001 per share as of March 31, 2026. As the foregoing calculation results in a negative number, the maximum aggregate offering price has been estimated as $0.00.